EXHIBIT 4.2
THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR CEDE & CO., AS NOMINEE OF THE DEPOSITARY. THIS NOTE IS EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY, BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH A SUCCESSOR DEPOSITARY.
UNLESS THIS NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE OPERATING PARTNERSHIP OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND SUCH SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO., OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY, ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL, SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.
EDUCATION REALTY OPERATING PARTNERSHIP, LP
4.600% Senior Note due 2024
REGISTERED    PRINCIPAL AMOUNT: $250,000,000
No. R-1
CUSIP: 28140T AA6
ISIN: US28140TAA60
EDUCATION REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (the “Operating Partnership”), which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CEDE & CO., or registered assigns, the principal amount of TWO HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000) on December 1, 2024 (the “Stated Maturity Date”) (unless redeemed on any date fixed for redemption (the “Redemption Date”) prior to the Stated Maturity Date in accordance with the terms of this Note and the Indenture) (the Stated Maturity Date and the Redemption Date is hereinafter referred to as the “Maturity Date” with respect to the principal repayable on such date) and to pay interest on the outstanding principal amount of this Note from and including November 24, 2014, or from the most recent Interest Payment Date to which interest has been paid or duly provided for, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1,

2015 (each, an “Interest Payment Date”), and, if applicable, on the Maturity Date, at the rate of 4.600% per annum, until said principal amount is paid or duly provided for. Interest on this Note will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment of Interest. The interest so payable and any Additional Amounts with respect to this Note which will be payable, and are punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the May 15 or November 15, whether or not a Business Day, as defined in the Indenture, as the case may be, immediately preceding such Interest Payment Date (the “Regular Record Date”). Any such interest or Additional Amount not punctually paid or duly provided for on an Interest Payment Date (“Defaulted Interest”) will forthwith cease to be payable to the Holder on such Regular Record Date, and such Defaulted Interest may be paid to the Person in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on a special record date (the “Special Record Date”) for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of this Note not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more fully provided in the Indenture.
Optional Redemption. The provisions of Article Eleven of the Indenture shall apply to this Note, as supplemented or amended by the following paragraphs.
At any time prior to September 1, 2024, the Operating Partnership may, at its option, redeem this Note, in whole at any time or in part from time to time, in each case upon notice at least 30 days but not more than 60 days prior to the Redemption Date fixed by the Operating Partnership, at a Redemption Price equal to the greater of (1) 100% of the principal amount of this Notes to be redeemed or (2) the Make Whole Amount, plus in each case unpaid interest, if any, accrued to, but not including, the applicable Redemption Date. In addition, at any time on or after September 1, 2024 (in authorized denominations), the Operating Partnership may, at its option, redeem this Note prior to maturity, in whole at any time or in part from time to time, at a Redemption Price equal to 100% of the principal amount of this Note to be redeemed plus unpaid interest, if any, accrued to, but not including, the applicable Redemption Date.
In the case of any partial redemption of this Note, selection of the Holders subject to such partial redemption will be made by the Trustee pro rata, by lot or by such method as the Trustee in its sole discretion deems fair and appropriate, in accordance with methods generally used at the time of selection by fiduciaries in similar circumstances. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of this Note.
“Make Whole Amount” means the sum of the present values of the remaining scheduled payments of principal of and interest on this Notes to be redeemed that would be due after the applicable Redemption Date but for such redemption (for the avoidance of doubt, exclusive of any unpaid interest accrued thereon to, but not including, such Redemption Date), discounted to the related Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 35 basis points.

“Treasury Rate” means the arithmetic mean of the yields under the respective heading “Week Ending” published in the most recent Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the Redemption Date, of the principal of this Note being redeemed or paid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purposes of calculating the Treasury Rate, the most recent Statistical Release published prior to the date of determination of the Redemption Price shall be used.
“Statistical Release” means the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index designated by the Operating Partnership.
Place of Payment. The Operating Partnership will make payment of principal of, and premium, if any, and interest on, this Note in immediately available funds at the Corporate Trust Office of the Trustee or such other Office or Agency as may be designated by the Operating Partnership for such purpose in The City of New York, in Dollars.
Time of Payment. If an Interest Payment Date or the Maturity Date falls on a day that is not a Business Day, the required payment need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date or the Maturity Date, as the case may be, and no additional interest shall accrue on such payment as a result of payment on such next succeeding Business Day.
General. This Note is one of a duly authorized issue of Securities of the Operating Partnership, issued and to be issued in one or more series under an indenture (the “Base Indenture”), dated as of November 7, 2014, among the Operating Partnership, Education Realty Trust, Inc., as guarantor (the “Guarantor”), and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Securities of which this Note is a part), as supplemented by a First Supplemental Indenture thereto, dated as of November 24, 2014 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Operating Partnership, the Guarantor and the Trustee. Reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, obligations, duties and immunities thereunder of the Operating Partnership, the Guarantor, the Trustee and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Note is one of a duly authorized series of Securities designated as “4.600% Senior Notes due 2024” (collectively, the “Notes”), limited, except as specified below, in aggregate principal amount to TWO HUNDRED AND FIFTY MILLION DOLLARS ($250,000,000). To the extent the terms of this Note conflict with the terms of the Indenture, the terms of this Note shall govern.

Further Issuance. The Operating Partnership may, from time to time, without notice to, or the consent of, the Holder of this Note, increase the principal amount of the series of Notes and issue and sell such additional Securities (“Additional Securities”) ranking equally and ratably with, and having the same interest rate, maturity and other terms as, the originally issued Notes (other than the date of issuance and, under certain circumstances, the date from which interest thereon will begin to accrue and the initial Interest Payment Date). Any such Additional Securities will be consolidated, and constitute a single series of Securities, with the originally issued Notes for all purposes; provided, however, that any such Additional Securities that have the same CUSIP, ISIN or other identifying number of any Outstanding Notes must be fungible with such Outstanding Notes for U.S. federal income tax purposes.
Events of Default. If an Event of Default with respect to this Note shall have occurred and be continuing, the principal of this Note may be declared, and in certain cases shall automatically become, due and payable in the manner and with the effect provided in the Indenture.
Sinking Fund. This Note is not subject to, or entitled to the benefits of, any sinking fund.
Satisfaction and Discharge. The Indenture contains provisions where, upon the Operating Partnership’s direction and satisfaction of certain conditions, the Indenture shall cease to be of further effect with respect to this Note, subject to the survival of specified provisions of the Indenture.
Defeasance and Covenant Defeasance. This Note will be subject to defeasance and covenant defeasance as set forth in the Indenture.
Modification and Waivers; Obligations of the Operating Partnership Absolute. The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Operating Partnership and the Guarantor and the rights of the Holders of the Securities. Such amendment and modification may be effected under the Indenture at any time by the Operating Partnership, the Guarantor and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Securities of each series affected thereby (voting as separate classes). The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series, on behalf of the Holders of all Outstanding Securities of such series, to waive compliance by the Operating Partnership with certain provisions of the Indenture. Furthermore, provisions in the Indenture permit the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series to waive, on behalf of the Holders of all Outstanding Securities of such series, any continuing defaults under the Indenture and their consequences. Any such consent or waiver in respect of this Note shall be conclusive and binding upon the Holder of this Note and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange hereof or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.
No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Operating Partnership, which is absolute and unconditional, to pay the principal of, and premium, if any, and interest on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.
Registration of Transfer or Exchange. As provided in the Indenture and subject to certain limitations herein and therein set forth, the transfer of this Note is registrable in the register of this Note maintained by the Security Registrar upon surrender of this Note for registration of transfer, at the Office or Agency in any Place of Payment, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Operating Partnership and the Security Registrar duly executed by, the Holder hereof or his or her attorney duly authorized in writing, and thereupon one or more new Notes, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.
As provided in the Indenture and subject to certain limitations herein and therein set forth, this Note is exchangeable for a like aggregate principal amount of Notes of different authorized denominations, as requested by the Holder surrendering the same.
No service charge shall be made for any such registration of transfer or exchange, or any redemption or repayment of outstanding securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.
Prior to due presentment of this Note for registration of transfer, the Operating Partnership, the Guarantor, the Trustee and any agent of the Operating Partnership, the Guarantor or the Trustee may treat the Holder as the owner hereof for all purposes, whether or not this Note be overdue, and none of the Operating Partnership, the Guarantor, the Trustee or any such agent shall be affected by notice to the contrary.
Guarantee. Payment of this Note is fully and unconditionally guaranteed by the Guarantor pursuant to the Guarantee issued pursuant to the Base Indenture.
Defined Terms. All terms used but not defined in this Note shall have the meanings assigned to them in the Indenture.
Governing Law. The Indenture and this Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflicts of law principles of such State other than New York General Obligations Law Section 5-1401. EACH OF THE OPERATING PARTNERSHIP, THE GUARANTOR AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS NOTE, THE GUARANTEE OR THE TRANSACTION CONTEMPLATED HEREBY.
Unless the certificate of authentication hereon has been executed by the Trustee by manual signature, this Note shall not be entitled to any benefit under the Indenture (including the Guarantee) or be valid or obligatory for any purpose.

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Operating Partnership has caused a “CUSIP” number to be printed on this Note as a convenience to the Holder of this Note. No representation is made as to the correctness or accuracy of such CUSIP number, or the ISIN number, printed on this Note, and reliance may be placed only on the other identification numbers printed hereon.

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IN WITNESS WHEREOF, the Operating Partnership has caused this Note to be duly executed by duly authorized signatories.
Dated: November 24, 2014
EDUCATION REALTY OPERATING PARTNERSHIP, LP

By:	Education Realty OP GP, Inc., its general partner

By:	Education Realty Trust, Inc., its sole owner

By: /s/ Edwin B. Brewer, Jr.
Edwin B. Brewer, Jr.
Executive Vice President and Chief Financial Officer

By: /s/J. Drew Koester
J. Drew Koester
Senior Vice President and Chief Accounting Officer

TRUSTEE’S CERTIFICATE OF AUTHENTICATION
This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By: /s/ Gail Wilson
Name: Gail Wilson
Title: Vice President

Dated: November 24, 2014

ASSIGNMENT
FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY NUMBER OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Please print or typewrite name and address,
including postal zip code, of assignee)
the within Note and all rights thereunder, and hereby irrevocably constitutes and appoints to transfer said Note on the books of the Trustee, with full power of substitution in the premises.

Dated:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within Note in every particular, without alteration or enlargement or any change whatsoever.
Signature Guarantee